NEWS RELEASE

Kaman Corporation
Bloomfield, CT USA

P 860.243.7100
www.kaman.com

KAMAN APPOINTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

BLOOMFIELD, Connecticut (November 16, 2020) – Kaman Corporation (NYSE:KAMN) today announced that its Board of Directors has appointed Michelle J. Lohmeier and Aisha M. Barry as directors, effective immediately. The appointments increase the size of the Board to eleven directors. Mses. Lohmeier and Barry’s initial term will expire at the Company’s 2021Annual Meeting of Shareholders. The Board also appointed Ms. Lohmeier to serve on its Audit and Finance Committees and Ms. Barry to serve on its Compensation Committee.

“I welcome Michelle and Aisha to our Board of Directors and am pleased that they have joined us. Michelle enjoys an impressive background with operational experience as an aerospace business leader, and Aisha enjoys an equally impressive background with leadership roles in both industrial and medical markets. Their perspectives will be extremely valuable to our organization and help drive our future growth” stated Neal J. Keating, Executive Chairman.

Ms. Lohmeier currently serves as Strategic Advisor to the CEO of Spirit AeroSystems, Inc., a position she has held since 2019. She previously served as Senior Vice President and General Manager of Airbus Programs at Spirit AeroSystems. Prior to joining Spirit AeroSystems, Ms. Lohmeier held several positions of increasing responsibility during a 30 year career at the Raytheon Company, her last position being Vice President of the Land Warfare Systems product line at Raytheon Missile Systems. In that position, Ms. Lohmeier had responsibility for the development and production of all Army and U.S. Marine Corps missile programs. Previously, Ms. Lohmeier was the program director for the design, development and production implementation of the Standard Missile-6 weapon system for the U.S. Navy. She began her career with Hughes Aircraft Company as a system test engineer. Ms. Lohmeier earned a bachelor’s degree and a master’s degree in systems engineering from the University of Arizona. She also serves as a director of Mistras Group Inc., a technology-enabled solutions provider where she has served on the Compensation Committee since May 2019.

Ms. Barry currently serves as the Vice President and General Manager, Patient Monitoring Category Leader, of Koninklijke Philips N.V., which operates as a health technology company worldwide. In this role since February 2020, Ms. Barry is responsible for operations of the Acute Care Monitoring and Information Systems segments. Ms. Barry is an experienced health care general manager with a strong track record of building businesses and introducing new and innovative products. Prior to joining Philips, Ms. Barry was with Medtronic where she was most recently the Vice President and General Manager of the Patient Management business within the Cardiac Rhythm and Heart Failure category. Joining Medtronic in 2016, Ms. Barry led the transformation of remote monitoring for patients with implanted cardiac devices, towards an integrated digital health care platform, including the launch of MvCareLink Heart™ patient app and the SmartSync Device Manager™. Prior to joining Medtronic, Ms. Barry worked at Procter and Gamble for 13 years where she held key product development and marketing positions. She later joined Deere and Company where she held positions of increasing responsibility in operations. Ms. Barry earned a BS degree in Chemical Engineering from The Ohio State University and an MBA from the Tuck School of Business, Dartmouth College.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace & defense, industrial and medical markets. Kaman produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; proprietary spring energized seals, springs and contacts; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters. More information is available at www.kaman.com.

###

Contact:
James G. Coogan
VP, Investor Relations and Business Development
(860) 243-6342
james.coogan@kaman.com